Exhibit 99.1
Hiland Sets Record and Special Meeting Dates for Unaffiliated Unitholders to Vote on Merger Proposals
Enid, Oklahoma — September 10, 2009 — Hiland Partners, LP (Nasdaq: HLND) and Hiland Holdings GP, LP (Nasdaq: HPGP) (collectively, the “Hiland companies”) announced today that separate unitholder special meetings will be held on October 20, 2009 for unitholders of record of each partnership at the close of business on September 9, 2009 to vote on the previously announced mergers among each Hiland company with affiliates of Harold Hamm.
The Hiland Partners, LP special meeting will be held at 9:00 a.m. and the Hiland Holdings GP, LP special meeting will be held at 10:30 a.m. Each of the special meetings will take place at 302 N. Independence, Ball Room, Second Floor, Enid, Oklahoma 73701.
Approval of each merger requires the affirmative vote of the majority of the outstanding common units held by each Hiland company’s respective public unitholders. The obligations of Mr. Hamm and his affiliates to complete either Hiland company merger are conditioned upon, among other things, the concurrent completion of the other Hiland company merger. Mr. Hamm and his affiliates may waive the condition requiring the concurrent completion of both Hiland company mergers under limited circumstances, but is under no obligation to do so.
About the Hiland Companies
Hiland Partners, LP is a publicly traded midstream energy partnership engaged in purchasing, gathering, compressing, dehydrating, treating, processing and marketing of natural gas, and fractionating, or separating, and marketing of natural gas liquids, or NGLs. Hiland Partners, LP also provides air compression and water injection services for use in oil and gas secondary recovery operations. Hiland Partners, LP’s operations are primarily located in the Mid-Continent and Rocky Mountain regions of the United States. Hiland Partners, LP’s midstream assets consist of fifteen natural gas gathering systems with approximately 2,147 miles of gathering pipelines, six natural gas processing plants, seven natural gas treating facilities and three NGL fractionation facilities. Hiland Partners, LP’s compression assets consist of two air compression facilities and a water injection plant.
Hiland Holdings GP, LP owns the two percent general partner interest, 2,321,471 common units and 3,060,000 subordinated units in Hiland Partners, LP, and the incentive distribution rights of Hiland Partners, LP.
Important Additional Information Regarding the Mergers has been Filed with the SEC
In connection with the proposed mergers, the Hiland companies have filed a joint proxy statement and each of Hiland Partners and Hiland Holdings may file other documents with the SEC. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE JOINT PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE HILAND COMPANIES AND THE MERGERS. Investors and security holders may obtain copies of the definitive joint proxy statement and other documents that Hiland Partners or Hiland Holdings file with the SEC (when they are available) free of charge at the SEC’s web site at http://www.sec.gov. The definitive joint proxy statement and other relevant documents may also be obtained (when available) free of charge on the Hiland companies’ web site at http://www.hilandpartners.com or by directing a request to either (i) Hiland Partners, LP, 205 West Maple, Suite 1100, Enid, Oklahoma 73701, Attention: Investor Relations (for documents filed by Hiland Partners, LP), or (ii) Hiland Holdings GP, LP, 205 West Maple, Suite 1100, Enid, Oklahoma 73701, Attention: Investor Relations (for documents filed by Hiland Holdings GP, LP).
Hiland Partners and its directors, executive officers and other members of its management and employees (including Mr. Hamm) may be deemed participants in the solicitation of proxies from the unitholders of Hiland Partners and Hiland Holdings and its directors, executive officers and other members of its management and employees (including Mr. Hamm) may be deemed participants in the solicitation of proxies from the unitholders of Hiland Holdings in connection with the proposed transactions. Information regarding the special interests of persons who may be deemed to be such participants in the proposed transactions will be included in the joint proxy statement described above. Additional information regarding the directors and executive officers of Hiland Partners and Hiland Holdings is also included in each Hiland company’s Annual Report on Form 10-K for the year ended December 31, 2008, which were filed with the SEC on March 9, 2009, and subsequent statements of changes in beneficial ownership on file with the SEC. These documents are available free of charge at the SEC’s web site at http://www.sec.gov and from Investor Relations at Hiland Partners or Hiland Holdings, as applicable, as described above.

Contacts:	Derek Gipson, Director — Business Development and Investor Relations Hiland Partners, LP (580) 242-6040